UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2021

Humanigen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-35798 (Commission File No.)	77-0557236 (IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA 94010
(Address of principal executive offices and zip code)

(650) 243-3100
(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 29, 2021, Humanigen, Inc. (the “Company”) drew the initial $25.0 million term loan pursuant to its Loan and Security Agreement with Hercules Capital, Inc., the terms of which were previously reported in the Company’s 2020 Annual Report on Form 10-K. After giving effect to payment of fees and expenses associated with the draw, the Company received net proceeds of approximately $24.5 million.

Item 8.01	Other Events.

On March 29, 2021, the Company notified Cantor Fitzgerald & Co. (“Cantor”) that it was suspending its use of the prospectus supplement (the “ATM Prospectus Supplement”) related to the potential issuance from time to time of the Company’s common stock pursuant to the Controlled Equity OfferingSM Sales Agreement, dated December 31, 2020 (the “Sales Agreement”), by and between the Company and Cantor. The Company will not make any sales of its securities pursuant to the Sales Agreement, unless and until a new prospectus supplement or a new registration statement is filed. Other than the termination of the ATM Prospectus Supplement, the Sales Agreement remains in full force and effect.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Humanigen, Inc.

Dated: March 29, 2021	By:	/s/ Cameron Durrant
	Name:	Cameron Durrant
	Title:	Chairman of the Board and Chief Executive Officer